                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

          Information to be included in Statements filed pursuant to
                          Rules 13d-1(b)(c), and (d)
             and Amendments thereto filed pursuant to Rule 13d-2(b)
                               (Amendment No. 2)*

                                RAZORFISH, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                      Class A Common Stock $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  755236 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 April 26, 1999
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate space to designate the rule pursuant to which this
Schedule is filed:

          ___  Rule 13d-1(b)
          ___  Rule 13d-1(c)
           x   Rule 13d-1(d)
          ---


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

---------------------------------
CUSIP No.  755236 10 6                              Page 1 of  4 pages
---------------------------------
--------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

               Jeffrey A. Dachis

--------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                          (a)[ ]
                                                                                          (b)[ ]

--------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

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      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               USA
--------------------------------------------------------------------------------------------------
  NUMBER OF          5  SOLE VOTING POWER

   SHARES               -0-
             -------------------------------------------------------------------------------------
BENEFICIALLY         6  SHARED VOTING POWER

  OWNED BY              -0-
             -------------------------------------------------------------------------------------
    EACH             7  SOLE DISPOSITIVE POWER

  REPORTING             -0-
             -------------------------------------------------------------------------------------
   PERSON            8  SHARED DISPOSITIVE POWER

    WITH                -0-
             -------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               -0-
--------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*         [ ]

--------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0%
--------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------------------------

Schedule 13G

Item 1.

           (a)  Name of Issuer:

                Razorfish, Inc.

           (b)  Address of Issuer's Principal Executive Offices:

                32 Mercer Street, 3rd Floor
                New York, NY  10013

Item 2.

           (a)  Name of Person Filing:

                Jeffrey A. Dachis

           (b)  Address of Principal Business Office or, if none, Residence:

                419 Lafayette Street
                New York, NY 10013

           (c)  Citizenship:

                USA

           (d)  Title of Class of Securities:

                Class A Common Stock $.01 par value

           (e)  CUSIP Number:

                755236 10 6

Item 3.  If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
         (c), check whether the person filing is a:

         Not applicable.

Item 4.  Ownership.

         (a)  Amount Beneficially Owned: -0-
                                         ---

         (b)  Percent of Class:  0%
                                ---

         (c)  Number of shares as to which such person has:

              (i)      Sole power to vote or to direct the vote  -0-     ,
                                                                 ---------
              (ii)     Shared power to vote or to direct the vote  -0-             ,
                                                                   ----------------
              (iii)    Sole power to dispose or to direct the disposition of -0-,
                                                                             ---
              (iv)     Shared power to dispose or to direct the disposition of  -0-.
                                                                                ---

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of the Group.

         Not applicable.

Item 10. Certification.

         Not Applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      Date:  July 31, 2001
                                             -------------

                                       /s/ Jeffrey A. Dachis
                                      ----------------------------
                                           Jeffrey A. Dachis